NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports First Quarter Results
Earnings Remain on Track with 2014 Goals

ST. LOUIS (February 4, 2014) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for its first quarter of fiscal 2014 ended December 31, 2013. Highlights include:

•	Net economic earnings (non-GAAP) up 29% to $36.3 million, or $1.11 per diluted share

•	Net income of $35.6 million ($1.09 per share on increased shares outstanding)

•	Integration of Missouri Gas Energy (MGE) continues on plan

“We are pleased to report solid growth in our net economic earnings, reflecting both the first full quarter with MGE as part of our Gas Utility operations and a strong start to the heating season,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. “We continue to see positive results from our integration initiatives as we bring our two gas utilities together and nearly double our size. More importantly, we remain on track to meet our goals for 2014.”

FIRST QUARTER RESULTS

	Three Months Ended December 31, 2013
	(Millions)		(Per Diluted Share)
	2013	2012	2013	2012
Earnings by Segment
Gas Utility	$35.8	$25.3	$1.09	$1.13
Gas Marketing	0.8	3.3	0.02	0.15
Other	(0.3)	(0.4)	—	(0.03)
Net Economic Earnings (non-GAAP)*	$36.3	$28.2	$1.11	$1.25
Acquisition-related costs	(0.4)	(2.2)	(0.01)	(0.10)
Fair value adjustments	(0.3)	(0.4)	(0.01)	(0.01)
Net Income (GAAP)	$35.6	$26.0	$1.09	$1.14
Average Shares Outstanding (Millions)			32.6	22.4
* See “Net Economic Earnings and Reconciliation to GAAP” on page 9.

For the three months ended December 31, 2013, the first quarter of its fiscal year 2014, Laclede reported consolidated net income of $35.6 million, up from $25.6 million for the first quarter a year ago. Net economic earnings for the first quarter of 2014 were $36.3 million compared to $28.2 million in 2013. Net economic earnings exclude from net income the effect of unrealized gains and losses on energy-related derivatives, as well as integration and transaction costs associated with acquisition, divestiture and restructuring activities. The $8.1 million earnings increase was driven by higher Gas Utility operating results, offset in part by lower Gas Marketing earnings. On a per-share basis, net economic earnings were $1.11 per fully diluted share for the first quarter of 2014, compared to $1.25 per share for the same period last year. Per share results reflect the impact of the 10 million common shares issued in mid-2013 to finance a portion of the MGE acquisition. It also reflects MGE’s less seasonal earnings pattern resulting from its rate design that provides a more even distribution throughout the year.
Gas Utility
For the first quarter of fiscal 2014, the Gas Utility segment reported net income of $35.4 million, up from $25.3 million a year ago. Net economic earnings were $35.8 million, up from $25.3 million. The increase was primarily due to a $57.2 million improvement in operating margin (non-GAAP; see “Operating Margin and Reconciliation to GAAP” on page 10), of which $51.3 million relates to the inclusion of MGE’s results. Operating margin also improved due to asset optimization, colder weather and modest customer growth. Operating expenses increased $35.9 million, of which $30.8 million is due to the addition of MGE in 2014. The increase also reflects higher employee costs and higher depreciation and amortization tied to increased infrastructure investment.
Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides non-regulated natural gas marketing services. Quarterly net economic earnings were $0.8 million, down from $3.3 million in the prior year period, while net income decreased to $0.5 million from $2.9 million. The earnings decrease was attributable to lower operating margins driven largely by the expiration of favorable gas supply contracts.

REGULATORY UPDATE

Under the regulatory order approving the acquisition of MGE, the Company defers for future rate recovery 50 percent of the one-time costs it incurs for integration. In the first quarter of 2014, those integration costs totaled $1.2 million, of which $0.6 million was deferred pursuant to the regulatory order. The after-tax impact of the remaining costs of $0.4 million (or $0.01 per share) is reflected in GAAP results. For the first quarter of 2013, acquisition-related costs, principally due diligence and transaction costs associated with the then-pending MGE acquisition, were $2.2 million after-tax, or $0.10 per share.

Laclede is regulated by the Missouri Public Service Commission (MoPSC), and following are recent filings:

Laclede Gas

•
Laclede Gas filed a request on October 31, 2013, which became effective November 16, to reduce gas costs billed to customers by $11.6 million annually under its Purchased Gas Adjustment Clause, reflecting the lowest levels in a decade.

•	On January 17, 2014, Laclede Gas filed for a $7.4 million increase in ISRS revenues to recover its investments in replacement of distribution pipelines over the previous 13 months.

Missouri Gas Energy

•
As announced previously, MGE filed a general rate case in over three years on September 16, 2013, seeking a revenue increase of $17.1 million, or 3.6 percent, which is net of $6.3 million in annualized ISRS revenues already being collected. Public hearings on the matter have been set for the second half of February.

•
On December 6, 2013, MGE filed for a $1.6 million increase in ISRS revenues to recover pipeline replacement investments over the previous eight months. If approved as filed, the net increase sought in the general rate case noted above would be lowered to $15.5 million.

•	MGE filed a request on October 17, 2013, to reduce its Cost of Gas rate by $3.2 million annually, which went into effect November 1, the beginning of the heating season.

NEW ENGLAND GAS COMPANY

In December 2012, the Company announced an agreement with Southern Union Company (SUG), for the purchase by Laclede of New England Gas Company (NEG) and MGE. In February 2013, Laclede entered into an agreement with Algonquin Power & Utilities Corp. (APUC) that, in effect, allowed an APUC subsidiary to acquire from Laclede the right to purchase NEG. The sale of NEG to APUC was approved by the Massachusetts Department of Public Utilities on December 13, 2013, and on December 20, 2013, Laclede completed its transaction with APUC that enabled it to purchase the assets of NEG directly from SUG. Pursuant to the closing, Laclede received $11.0 million, which effectively reduced the purchase price for MGE.

BALANCE SHEETS AND CASH FLOWS

The balance sheets for The Laclede Group as of December 31, 2013 and September 30, 2013 reflect the addition of MGE’s assets and liabilities as well as the equity and debt issued to finance the transaction which closed on September 1, 2013. The balance sheet as of December 31, 2012 largely excludes the impact of the MGE acquisition and the capital raised to finance the transaction.

The Company maintains a strong capital structure, which at December 31, 2013 consisted of 56 percent equity as a percentage of long-term capitalization. Total outstanding shares of common stock at quarter end were 32.8 million, including 10.0 million shares issued to support the MGE acquisition. Short-term borrowings outstanding at December 31, 2013 were $93.5 million, compared to $83.1 million a year ago. On January 6, 2014, Laclede Gas redeemed at par all $80 million of its 6.35% first mortgage bonds originally due in 2038.

The net cash used in operating activities was $15.7 million for the first quarter of fiscal 2014, compared to net cash provided by operating activities of $3.9 million for the same period a year ago. The decrease resulted from an increase in accounts receivable due principally to higher usage and colder weather (as compared to last year), partially offset by favorable timing of collections of gas cost under the Purchased Gas Adjustment Clause, higher net income, higher depreciation and amortization and higher sendout of gas stored underground. Excluding temporary changes in working capital, first quarter operating cash flows (non-GAAP) were $55.6 million in fiscal 2014, compared to $37.5 million in fiscal 2013. See Operating Cash Flows and Reconciliation to GAAP on page 10.
Capital expenditures for the first quarter of fiscal 2014 increased to $34.6 million from $27.7 million in the prior year period reflecting increased investment in pipeline investment driven by the addition of MGE.
For additional details on The Laclede Group's results for the first quarter of fiscal 2014, please see the accompanying unaudited Statements of Consolidated Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Statements of Consolidated Cash Flows.

CONFERENCE CALL AND WEBCAST

As previously announced, The Laclede Group will host a conference call and webcast today to discuss its first quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Tuesday, February 4
9 a.m. CST (10 a.m. EST)

Phone Numbers:	U.S. and Canada:	1-855-590-6721
	International:	1-619-377-4221

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 11 a.m. CST (Noon EST) on February 4 through March 7 by dialing 1-855-590-6721 (U.S. and Canada) or 1-619-377-4221 (International). The Conference ID is 30327680. The webcast will be available for replay beginning February 4, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP
The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. The Gas Utility segment serves St. Louis and eastern Missouri through Laclede Gas and serves Kansas City and western Missouri through Missouri Gas Energy. Together they provide more than 1.13 million residential, commercial and industrial customers with safe and reliable natural gas service. Laclede’s primary non-utility business, Laclede Energy Resources, Inc., included in the Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the acquisition and integration of Missouri Gas Energy. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2013, filed with the Securities and Exchange Commission and the Company’s Form 10-Q for the quarter ended December 31, 2013, to be filed later today.

This news release includes the non-GAAP financial measures of "net economic earnings," "net economic earnings per share," and “operating margin.” Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the integration of MGE. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income for the impact of the wholesale cost of natural gas and propane. In the case of the Gas Utility segment, these costs, along with gross receipts taxes, are passed on to customers and collected through revenues. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

This news release also includes the non-GAAP financial measure of "Operating Cash Flows." Management also uses this measure internally when evaluating longer-term cash flow impacts. This measure excludes the effects of temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes. Management believes that excluding these items provides a useful representation of the economic impact of longer-term cash flows generated from business activities. This internal non-GAAP cash flow metric should not be considered as an alternative to, or more meaningful than, GAAP measures such as net cash provided by operating activities.

STATEMENTS OF CONSOLIDATED INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)

	Three Months Ended December 31,
	2013	2012

OPERATING REVENUES
Gas Utility	$435,166	$250,111
Gas Marketing	33,253	55,249
Other	191	1,643
Total Operating Revenues	468,610	307,003
OPERATING EXPENSES
Gas Utility
Natural and propane gas	241,787	136,515
Other operation and maintenance expenses	62,322	39,651
Depreciation and amortization	20,026	10,965
Taxes, other than income taxes	28,589	14,806
Total Gas Utility Operating Expenses	352,724	201,937
Gas Marketing	51,782	57,382
Other	1,199	5,599
Total Operating Expenses	405,705	264,918
Operating Income	62,905	42,085
Other Income and (Income Deductions) - Net	1,647	1,084
Interest Charges:
Interest on long-term debt	9,694	5,438
Other interest charges	767	588
Total Interest Charges	10,461	6,026
Income Before Income Taxes	54,091	37,143
Income Tax (Benefit) Expense	18,499	11,575
Net Income	$35,592	$25,568

Weighted Average Number of Common Shares Outstanding:
Basic	32,570	22,372
Diluted	32,648	22,434

Basic Earnings Per Share of Common Stock	$1.09	$1.14
Diluted Earnings Per Share of Common Stock	$1.09	$1.14
Dividends Declared Per Share of Common Stock	$0.440	$0.425

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands)

	December 31, 2013	September 30, 2013	December 31, 2012
ASSETS
Utility Plant	$2,295,248	$2,271,189	$1,508,770
Less: Accumulated depreciation and amortization	507,457	494,559	470,840
Net Utility Plant	1,787,791	1,776,630	1,037,930
Non-Utility Plant	5,249	7,694	5,788
Goodwill	235,814	247,078	—
Other Investments	62,774	58,306	51,631
Other Property and Investments	303,837	313,078	57,419

Current Assets:
Cash and cash equivalents	34,518	52,981	46,563
Accounts receivable (net of allowance for doubtful accounts)	328,840	171,275	195,784
Inventories	167,908	199,151	102,799
Other	39,458	52,473	54,917
Total Current Assets	570,724	475,880	400,063

Regulatory assets and other deferred charges	544,378	559,798	446,743
Total Assets	$3,206,730	$3,125,386	$1,942,155

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$627,608	$626,966	$192,060
Retained earnings	441,259	420,103	430,556
Accumulated other comprehensive income (loss)	(2,479)	(787)	(1,838)
Total Common Stock Equity	1,066,388	1,046,282	620,778
Long-term debt (less current portion)	832,764	912,712	364,426
Total Capitalization	1,899,152	1,958,994	985,204

Current Liabilities:
Current portion of long-term debt	80,000	—	—
Notes payable	93,500	74,000	83,050
Accounts payable	160,750	140,234	100,994
Advance customer billings	16,011	23,736	15,950
Accrued liabilities and other	127,463	115,208	75,076
Total Current Liabilities	477,724	353,178	275,070

Deferred Credits and Other Liabilities:
Deferred income taxes	389,557	379,114	350,738
Pension and postretirement benefit costs	229,313	228,653	195,259
Regulatory liabilities	93,642	85,460	59,836
Asset retirement obligations and other	117,342	119,987	76,048
Total Deferred Credits and Other Liabilities	829,854	813,214	681,881
Total Capitalization and Liabilities	$3,206,730	$3,125,386	$1,942,155

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands)

	Three Months Ended December 31,
	2013	2012
Operating Activities:
Net Income	$35,592	$25,568
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	20,212	11,314
Deferred income taxes and investment tax credits	(702)	2,572
Other – net	(157)	670
Changes in assets and liabilities	(70,656)	(36,209)
Net cash provided by operating activities	(15,711)	3,915

Investing Activities:
Capital expenditures	(34,641)	(27,713)
Other investments	(679)	(990)
Proceeds from Sale of NEG	11,000	—
Net cash used in investing activities	(24,320)	(28,703)

Financing Activities:
Issuance of long-term debt	—	25,000
Maturity of first mortgage bonds	—	(25,000)
Issuance of short-term debt – net	19,500	42,950
Changes in book overdrafts	15,847	10,160
Issuance of common stock	742	761
Dividends paid	(13,876)	(9,495)
Other	(645)	(482)
Net cash provided by (used in) financing activities	21,568	43,894

Net Increase (Decrease) in Cash and Cash Equivalents	(18,463)	19,106
Cash and Cash Equivalents at Beginning of Period	52,981	27,457
Cash and Cash Equivalents at End of Period	$34,518	$46,563

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
(Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)
Three Months Ended December 31, 2013
Net Income (Loss) (GAAP)	$35.4	$0.5	$(0.3)	$35.6	$1.09
Unrealized (gain) loss on energy-related derivatives (1)	—	0.4	—	0.4	0.01
Lower of cost or market inventory adjustments (1)	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities (1)	0.4	—	—	0.4	0.01
Net Economic Earnings (Losses) (Non-GAAP)	$35.8	$0.8	$(0.3)	$36.3	$1.11
Diluted EPS (GAAP)	$1.08	$0.01	$—	$1.09
Net Economic EPS (Non-GAAP) (2)	$1.09	$0.02	$—	$1.11

Three Months Ended December 31, 2012
Net Income (Loss) (GAAP)	$25.3	$2.9	$(2.6)	$25.6	$1.14
Unrealized (gain) loss on energy-related derivatives (1)	—	0.4	—	0.4	0.01
Acquisition, divestiture and restructuring activities (1)	—	—	2.2	2.2	0.10
Net Economic Earnings (Losses) (Non-GAAP)	$25.3	$3.3	$(0.4)	$28.2	$1.25
Diluted EPS (GAAP)	$1.12	$0.13	$(0.11)	$1.14
Net Economic EPS (Non-GAAP) (2)	$1.13	$0.15	$(0.03)	$1.25
(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items. For the three months ended December 31, 2013 and 2012, the total net income tax (benefit) expense included in the reconciling items is $(0.4) million and $(1.6) million, respectively.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING CASH FLOWS AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
(Thousands)

	Three Months Ended December 31,
	2013	2012

Net cash provided by operating activities (GAAP)	$(15,711)	$3,915

Add (deduct):
Changes in assets and liabilities	70,656	36,209
Deferred income taxes and investment tax credits	702	(2,572)
Operating Cash Flows (Non-GAAP)	$55,647	$37,552

Net cash used in investing activities (GAAP)	$(24,320)	$(28,703)
Net cash provided by (used in) financing activities (GAAP)	$21,568	$19,106

OPERATING MARGIN AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
(Millions)

	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended December 31, 2013
Operating Revenues	$435.3	$52.7	$0.6	$(20.0)	$468.6
Natural and propane gas expense	261.6	50.5	—	(19.8)	292.3
Gross receipts tax expense	19.5	—	—	—	19.5
Operating margin (non-GAAP)	154.2	2.2	0.6	(0.2)	156.8
Depreciation and amortization	20.0	0.1	0.1	—	20.2
Other operating expenses	71.6	1.2	1.1	(0.2)	73.7
Operating income (GAAP)	$62.6	$0.9	$(0.6)	$—	$62.9

Three Months Ended December 31, 2012
Operating revenues	$250.8	$62.2	$1.8	$(7.8)	$307.0
Natural and propane gas expense	144.1	56.2	0.2	(7.8)	192.7
Gross receipts tax expense	9.7	—	—	—	9.7
Operating margin (non-GAAP)	97.0	6.0	1.6	—	104.6
Depreciation and amortization	11.0	0.1	0.3	—	11.4
Other operating expenses	44.7	1.1	5.3	—	51.1
Operating income (GAAP)	$41.3	$4.8	$(4.0)	$—	$42.1